Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

CONFIDENTIAL

September 14, 2022

Brett Monia

President

Akcea Therapeutics, Inc.

Re:	Collaboration and License Agreement dated August 1, 2018 (the “Agreement”) between Akcea Therapeutics, Inc. (“Akcea”) and PTC Therapeutics International Limited (“PTC”)

Dear Brett:

This letter supersedes the letter dated July 25, 2022 and serves to memorialize certain further modifications Akcea and PTC desire to make with respect to Section 7.2.1 of the Agreement relating to PTC’s ROFN Right. All capitalized terms used in this letter not otherwise defined herein will have the meaning set forth in the Agreement.

Specifically, the Parties agree to replace Section 7.2.1 in its entirety with the following:

7.2.1 During the Term and subject to the terms of this Agreement, Akcea hereby grants to PTC a right of first negotiation (the “ROFN Right”) to Commercialize AKCEA-TTR-LRx on an exclusive basis in the PTC Territory (the “Proposed Transaction”). Akcea and Ionis shall not enter into any agreement or grant any license to AKCEA-TTR-LRx inconsistent with the provisions of this Section 7.2. On or before [**], Akcea shall prepare and provide to the JSC a data package containing at a minimum [**] (the “Updated Evaluation Presentation”). Within [**] after the Updated Evaluation Presentation, PTC shall indicate to Akcea in writing whether it wishes to enter into the Proposed Transaction and, if PTC indicates that it wishes to enter into the Proposed Transaction, the Parties shall negotiate in good faith mutually agreeable terms pursuant to which the Parties would enter into such Proposed Transaction, including agreement on an upfront fee and regulatory milestone payments commensurate with the value of AKCEA-TTR-LRx at such  time,  provided  that  the  royalty rate  for  AKCEA-TTR-LRx  shall  be  the  same as the royalty rate and royalty term for inotersen under Section 9.3. If either (a) PTC indicates it does not wish to enter into such Proposed Transaction, (b)

PTC fails to indicate its interest within such [**] period or (c) PTC indicates it wishes to enter into such Proposed Transaction but the Parties fail to execute a definitive agreement with respect to such Proposed Transaction within [**] after Akcea’s receipt of PTC’s indication of interest, then the ROFN Right shall expire (the “Expiration of the ROFN Right”). Akcea intends to file the NDA for AKCEA-TTR-LRx on or before [**]. If there is a delay in the NDA filing, including a delay caused by FDA’s issuance of a refuse-to-file action under 21 CFR 314.101(d), then Akcea will notify PTC of such delay, and the Expiration of the ROFN Right will accordingly be tolled for the same period of time as the time from the beginning of such delay until the filing of the NDA for AKCEA-TTR-LRx.

Except as otherwise expressly modified by this letter agreement (and any prior letter agreements other than the July 25, 2022 letter agreement), the Agreement remains in full force and effect in accordance with its terms.

Please indicate your agreement to the foregoing terms by signing where indicated below.

Sincerely,

PTC Therapeutics International Limited

/s/ Adrian Haigh_____________________

Adrian Haigh

SVP, Head of International

Akcea Therapeutics, Inc.

/s/ Brett Monia____________________ __________________________________

Brett Monia

President